                        FLAG INVESTORS PORTFOLIOS TRUST


                             SUB-ADVISORY AGREEMENT


         THIS AGREEMENT is made as of the 29th day of September, 2000, by and among FLAG INVESTORS PORTFOLIOS TRUST, a New York Trust (the "Trust") on behalf of the COMMUNICATIONS PORTFOLIO (the "Portfolio"), INVESTMENT COMPANY CAPITAL CORP., a Maryland corporation (the "Advisor"), and ALEX BROWN INVESTMENT MANAGEMENT, a Maryland limited partnership (the "Sub-Advisor").

         WHEREAS, the Advisor is the investment advisor to the Trust, which is an open-end, non-diversified management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

         WHEREAS, the Trust and the Advisor wish to retain the Sub-Advisor for purposes of rendering advisory services to the Portfolio and the Advisor in connection with the Advisor's responsibilities to the Portfolio on the terms and conditions hereinafter set forth.

         NOW THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt whereof is hereby acknowledged, the parties hereto agree as follows:

         1. APPOINTMENT OF SUB-ADVISOR. The Trust hereby appoints the Sub-Advisor to act as the Portfolio's Sub-Advisor under the supervision of the Trust's Board of Trustees and the Advisor, and the Sub-Advisor hereby accepts such appointment, all subject to the terms and conditions contained herein.

         2. DELIVERY OF DOCUMENTS. The Trust has furnished the Sub-Advisor with copies properly certified or authenticated of each of the following:

               (a) The Trust's Declaration of Trust, filed with the State of New York and all amendments thereto (such Declaration of Trust, as presently in effect and as they shall from time to time be amended, are herein called the "Declaration of Trust");

               (b) The Trust's By-Laws and all amendments thereto (such By-Laws, as presently in effect and as they shall from time to time be amended, are herein called the "By-Laws");


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               (c)    Resolutions of the Trust's Board of Trustees and
      shareholders authorizing the appointment of the Sub-Advisor and approving this Agreement;

               (d) The Trust's Notification of Registration on Form N-8A under the 1940 Act, it's Registration Statement on Form N-1A under the 1940 Act (No.811-8375), as filed with the Securities and Exchange Commission (the "Commission") on May 23, 1997, including all amendments thereto (together with the Registration Statement of the Trust, the "Registration Statement").

         The Trust will furnish the Sub-Advisor from time to time with copies, properly certified or authenticated, of all amendments or supplements to the foregoing, if any, and all documents, notices and reports filed with the SEC.

         3.    DUTIES OF SUB-ADVISOR. In carrying out its obligations under
Section 1 hereof, the Sub-Advisor shall:

               (a) provide the Portfolio with such executive, administrative and clerical services as are deemed advisable by the Trust's Board of Trustees;

               (b) determine which issues and securities shall be represented in the Portfolio and regularly report thereon to the Trust's Board of Trustees;

               (c) formulate and implement continuing programs for the purchases and sales of the securities of such issuers and regularly report thereon to the Trust's Board of Trustees;

               (d) take, on behalf of the Portfolio, all actions which appear to the Trust necessary to carry into effect such purchase and sale programs as aforesaid, including the placing of orders for the purchase and sale of securities of the Portfolio; and

               (e) obtain and evaluate pertinent information about significant developments and economic, statistical and financial data, domestic, foreign or otherwise, whether affecting the economy generally or the Portfolio, and whether concerning the individual issuers whose securities are included in the Portfolio or the activities in which they engage, or with respect to securities which the Advisor considers desirable for inclusion in the Portfolio.

         4. BROKER-DEALER RELATIONSHIPS. In circumstances when the Sub-Advisor is responsible for decisions to buy and sell securities for the Portfolio, broker-dealer selection, and negotiation of its brokerage commission rates, the Sub-Advisor's primary consideration in effecting a security transaction will be execution of orders at the most favorable price on an overall basis. In performing this function the Sub-Advisor shall comply with applicable policies established by the Board of Trustees and shall provide the Board of Trustees with such reports as the Board of Trustees may require in order to monitor the Portfolio's transaction activities. In

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selecting a broker-dealer to execute each particular transaction, the
Sub-Advisor will take the following into consideration: the best net price available; the reliability, integrity and financial condition of the broker-dealer; the size of and difficulty in executing the order; and the value of the expected contribution of the broker-dealer to the investment performance of the Portfolio on a continuing basis. Accordingly, the price to the Portfolio in any transaction may be less favorable than that available from another broker-dealer if the difference is reasonably justified by other aspects of the portfolio execution services offered. Subject to such policies as the Board of Trustees may determine, the Sub-Advisor shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused the Portfolio to pay a broker-dealer that provides brokerage and research services to the Sub-Advisor an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker-dealer would have charged for effecting that transaction, if the Sub-Advisor determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker-dealer, viewed in terms of either that particular transaction or the Sub-Advisor's overall responsibilities with respect to the Portfolio. The Sub-Advisor is further authorized to allocate the orders placed by it on behalf of the Portfolio to such broker-dealers who also provide research or statistical material or other services to the Portfolio or the Sub-Advisor. Such allocation shall be in such amounts and proportions as the Sub-Advisor shall determine and the Sub-Advisor will report on said allocation regularly to the Board of Trustees of the Trust, indicating the brokers to whom such allocations have been made and the basis therefor.

         Consistent with the Conduct Rules of the National Association of Securities Dealers, Inc., and subject to seeking the most favorable price and execution available and such other policies as the Directors may determine, the Sub-Advisor may consider services in connection with the sale of shares of the Portfolio as a factor in the selection of broker-dealers to execute portfolio transactions for the Portfolio.

         Subject to the policies established by the Board of Trustees in compliance with applicable law, the Advisor may direct DB Alex. Brown LLC ("DB Alex. Brown") to execute portfolio transactions for the Portfolio on an agency basis. The commissions paid to DB Alex. Brown must be, as required by Rule 17e-1 under the 1940 Act, "reasonable and fair compared to the commission, fee or other remuneration received or to be received by other brokers in connection with comparable transactions involving similar securities during a comparable period of time." If the purchase or sale of securities consistent with the investment policies of the Portfolio or one or more other accounts of the Sub-Advisor is considered at or about the same time, transactions in such securities will be allocated among the accounts in a manner deemed equitable by the Sub-Advisor. DB Alex. Brown and the Sub-Advisor may combine such transactions, in accordance with applicable laws and regulations, in order to obtain the best net price and most favorable execution.

         The Trust will not deal with the Sub-Advisor or DB Alex. Brown in any transaction in which the Sub-Advisor or DB Alex. Brown acts as a principal with respect to any part of the Portfolio's order. If DB Alex. Brown is participating in an underwriting or selling

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group, the Portfolio may not buy portfolio securities from the group except in accordance with policies established by the Board of Trustees in compliance with rules of the SEC.

         5. CONTROL BY TRUST'S BOARD OF TRUSTEES. Any recommendations concerning the Portfolio's investment program for the Portfolio proposed by the Sub-Advisor to the Trust and the Advisor pursuant to this Agreement, as well as any other activities undertaken by the Sub-Advisor on behalf of the Portfolio pursuant hereto, shall at all times be subject to any applicable directives of the Board of Trustees of the Trust.

         6. COMPLIANCE WITH APPLICABLE REQUIREMENTS. In carrying out its obligations under this Agreement, the Sub-Advisor shall at all times conform to:

               (a) all applicable provisions of the 1940 Act and any rules and regulations adopted thereunder, as amended;

               (b) the provisions of the Registration Statement of the Trust under the 1940 Act;

               (c)    the provisions of the Declaration of Trust;

               (d)    the provision of the By-Laws; and

               (e)    any other applicable provisions of state and federal law.

         7. EXPENSES. The expenses connected with the Portfolio shall be allocable between the Trust, the Sub-Advisor and the Advisor as follows:

               (a) The Sub-Advisor shall, subject to compliance with applicable banking regulations, furnish, at its expense and without cost to the Trust, the services of the President and certain Vice Presidents of the Trust, to the extent that such officers may be required by the Trust for the proper conduct of its affairs.

               (b) The Sub-Advisor shall maintain, at its expense and without cost to the Trust, a trading function in order to carry out its obligations under Section 3 hereof to place orders for the purchase and sale of portfolio securities for the Portfolio.

               (c) The Trust assumes and shall pay or cause to be paid all other expenses of the Portfolio, including, without limitation: payments to the Advisor under the Investment Advisory Agreement between the Trust and the Advisor, payment to the Trust's distributor under the Trust's plan of distribution; the charges and expenses of any registrar, any custodian or depository appointed by the Trust for the safekeeping of its cash, portfolio securities and other property, and any transfer, dividend or accounting agent or agents appointed by the Trust; brokers' commissions chargeable to the Trust in connection with portfolio securities transactions to which the Portfolio is a party; all

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      taxes, including securities issuance and transfer taxes, and fees payable by the Trust to Federal, State or other governmental agencies; the costs and expenses of engraving or printing of certificates representing shares of the Trust; all costs and expenses in connection with the registration and maintenance of registration of the Trust and its shares with the SEC and various states and other jurisdictions (including filing fees, legal fees and disbursements of counsel); the costs and expenses of printing; including typesetting, and distributing prospectuses and statements of additional information of the Trust and supplements thereto to the Trust's shareholders; all expenses of shareholders' and Trustees' meetings and of preparing, printing and mailing of proxy statements and reports to shareholders; fees and travel expenses of Trustees or Trust members of any advisory board or committee; all expenses incident to the payment of any dividend, distribution, withdrawal or redemption, whether in shares or in cash; charges and expenses of any outside service used for pricing of the Portfolio's shares; charges and expenses of legal counsel, including counsel to the Trustees of the Trust who are not "interested persons" (as defined in the 1940 Act) of the Trust and of independent certified public accountants, in connection with any matter relating to the Trust; membership dues of industry associations; interest payable on Trust borrowings; postage; insurance premiums on property or personnel (including officers and Trustees) of the Trust which inure to its benefit; extraordinary expenses (including but not limited to, legal claims and liabilities and litigation costs and any indemnification related thereto); and all other charges and costs of the Trust's operation unless otherwise explicitly provided herein.

         8. COMPENSATION. For the services to be rendered hereunder by the Sub-Advisor, the Advisor shall pay to the Sub-Advisor, as full compensation therefor a fee calculated and accrued daily and the amounts of the daily accruals paid monthly , at an annual rate equal to the percentage of the average daily net assets of the Portfolio specified in Schedule A hereto. If this Agreement becomes effective subsequent to the first day of a month or shall terminate before the last day of a month, compensation for that part of the month this Agreement is in effect shall be prorated in a manner consistent with the calculations of the fees as set forth in Schedule A. Payment of the Sub-Advisor's compensation for the preceding month shall be made as promptly as possible.

         9. DELEGATION OF RESPONSIBILITIES. The Sub-Advisor may, but shall not be under any duty to, perform services on behalf of the Portfolio which are not required by this Agreement upon the request of the Trust's Board of Trustees. Such services will be performed on behalf of the Portfolio and the Sub-Advisor's charges in rendering such services will be billed monthly to the Trust, subject to examination by the Trust's independent certified public accountants. Payment or assumption by the Sub-Advisor of any Trust expense that the Sub-Advisor is not required to pay or assume under this Agreement shall not relieve the Sub-Advisor of any of its obligations to the Trust nor obligate the Sub-Advisor to pay or assume any similar Trust expenses on any subsequent occasions.


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         10.   TERM. This Agreement shall become effective at 12:01 a.m. on the date hereof and shall remain in force and effect, subject to Section 12 hereof, for two years from the date hereof.

         11. RENEWAL. Following the expiration of its initial two-year term, this Agreement shall continue in force and effect from year to year, provided that such continuance is specifically approved at least annually:

               (a)(i) by the Trust's Board of Trustees or (ii) by the vote of a majority of the outstanding voting securities of the Trust or the Portfolio (as defined in Section 2(a)(42) of the 1940 act); and

               (b) by the affirmative vote of a majority of the Trustees who are not parties to this Agreement or "interested persons" of a party to this Agreement (other than as Trustees of the Trust) by votes cast in person at a meeting specifically called for such purpose.

         12. TERMINATION. This Agreement may be terminated at any time, without the payment of any penalty, by vote of the Trust's Board of Trustees or by vote of a majority of the outstanding voting securities of the Trust or the Portfolio (as defined in Section 2(a)(42) of the 1940 Act), on sixty (60) days' written notice to the Advisor and the Sub-Advisor. This Agreement may be terminated at any time, without the payment of any penalty, by the Sub-Advisor on sixty (60) days' written notice to the Trust and the Advisor. The notice provided for herein may be waived by any person to whom such notice is required. This Agreement shall automatically terminate in the event of its assignment (as defined in Section 2(a)(4) of the 1940 Act).

         13. NON-EXCLUSIVITY. The services of the Sub-Advisor to the Advisor and the Trust are not to be deemed to be exclusive, and the Sub-Advisor shall be free to render investment advisory or other services to others (including other investment companies) and to engage in other activities, so long as its services under this Agreement are not impaired thereby. It is understood and agreed that partners of the Sub-Advisor may service as officers or Trustees of the Trust, and that officers or Trustees of the Trust may serve as officers or partners of the Sub-Advisor to the extent permitted by law; and that the partners of the Sub-Advisor are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers or directors of any other firm or corporation, including other investment companies.

         14. LIABILITY OF SUB-ADVISOR. In the performance of its duties hereunder, the Sub-Advisor shall be obligated to exercise care and diligence and to act in good faith and to use its best efforts within reasonable limits to ensure the accuracy of all services performed under this Agreement, but the Sub-Advisor shall not be liable for any act or omission which does not constitute willful misfeasance, bad faith or gross negligence on the part of the Sub-Advisor or its


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officers, directors or employees, or reckless disregard by the Sub-Advisor of its duties under this Agreement.

         15. NOTICES. Any notices under this Agreement shall be in writing, addressed and delivered or mailed postage paid to the other party at such address as such other party may designate for the receipt of such notice. Until further notice to the other party, it is agreed that the address of the Advisor and of the Trust for this purpose shall be One South Street, Baltimore, Maryland 21202. The address of the Sub-Advisor for this purpose shall be 217 East Redwood Street, 14th Floor, Baltimore, Maryland 21202.

         16. QUESTIONS OF INTERPRETATION. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States Courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC issued pursuant to said Act. In addition, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is revised by rule, regulation or order of the SEC, such provision shall be deemed to incorporate the effect of such rule, regulation or order. Otherwise the provisions of this Agreement shall be interpreted in accordance with the laws of Maryland.






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IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the date set forth above.


                                              INVESTMENT COMPANY CAPITAL CORP.

                                          /s/ Richard T. Hale
                                          -------------------
                                          By: Richard T. Hale
                                              President


                                              ALEX. BROWN INVESTMENT MANAGEMENT

                                          /s/ Bruce E. Behrens
                                          --------------------
                                          By: Bruce E. Behrens
                                              Vice President and Principal


                                              FLAG INVESTORS PORTFOLIOS TRUST on
                                              behalf of COMMUNICATIONS PORTFOLIO

                                          /s/ Amy M. Olmert
                                          -----------------
                                          By: Amy M. Olmert
                                              Secretary




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                                                                      SCHEDULE A

      COMMUNICATIONS PORTFOLIO       FEE
      -----------------------------------------------------------
                                     (ANNUALIZED % OF AVERAGE
                                     DAILY NET ASSETS)

                             0.65% OF FIRST $100 MILLION
                             0.60% OF NEXT $100 MILLION
                             0.55% OF NEXT $100 MILLION
                             0.50% OF NEXT $200 MILLION
                             0.45% OF NEXT $500 MILLION
                             0.42% OF NEXT $500 MILLION
                             0.40% OF PORTION IN EXCESS OF $1.5 BILLION







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